Sub-Item 77Q2


Nuveen Insured California Premium Income Municipal Fund, Inc.
33-46939
811-06620



Based on a review of the SEC Forms 3, 4 and 5 furnished
to the Fund, the Fund believes that all Section 16(a)
filing requirements applicable to the Funds officers
and directors, investment adviser and affiliated
persons of the investment adviser were complied with,
except that a Form 3 report,
Initial Statement of Beneficial Ownership of Securities,
on behalf of the officer listed below, was amended, due to an incorrect date on original Form 3.
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OFFICER:

James Ruane, filed amended Form 3 on April 6, 2009, accession number 0001225208-09-009923 and another amended Form 3 on April 7, 2009, accession number 0001225208-09-010026.